Exhibit 99.1

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA Solutions Announces Proposed Offering

of $250 Million of Senior Notes

FAIRLAWN, OH, October 12, 2010 – OMNOVA Solutions Inc. (NYSE: OMN) today announced that it intends to offer to sell, subject to market and other conditions, $250 million aggregate principal amount of senior notes in an offering exempt from the registration requirements of the Securities Act of 1933. The Company intends to use the net proceeds from the offering, together with a new term loan of approximately $200 million, to fund the purchase price for the Company’s proposed acquisition of Eliokem International SAS, repay or replace all amounts outstanding under the Company’s existing term loan, and pay related fees and expenses.

The senior notes to be offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

OMNOVA Solutions Inc. is a technology-based company with last twelve month sales through August 2010 of $827 million and a workforce of approximately 2,300 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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